Exhibit 10.12

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© 2021 Incubator Space

Billing Details

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Movella Inc

[                ]

2570 N. First Street, Suite 300

San Jose, CA 95131

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Office G - Private 221 sqft Double Window Office - 1st Floor

1,500 USD / month

This plan renews automatically.

Base Price 1,500.00 USD/ month

Cancellation Notice 14 days

Security Deposit 1,500.00 USD

Minimum Commitment 1 month

Get a 24/7 access private office and access to all areas and amenities Incubator Space has to offer.

Offices feature keycard/phone access, bamboo floors, window views and premium furniture from Autonomous.ai. [Adjustable height desk(s) and 8 point ergonomic chair(s).]

Rental includes full space membership/24/7 office access for 5 people, with more being available as an addition.

{ 24/7 Key Card & Phone Access to Incubator Space and Your Private Office

{ 8am-5pm Access Common Areas

{ High Speed Wifi/Ethernet

{ Free Snacks & Drinks

{ Standard Format Printing: 200 Sheets/month

{ Conference Room: 8 Hours/month

{ Business Mailing Address

Booking Credits

•	1st Floor Conference Room

8h/month included

Terms and Conditions »

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Next Invoice for Incubator Space: Dec 01 2021 (1,500.00 USD)

•	incubator-space-11-2021-989

Nov 01 2021

1,500.00 USD Not Paid

Office G - Private 221 sqft Double Window Office - 1st Floor Nov 01 2021 to Nov 30 2021

•	incubator-space-10-2021-1010

Nov 01 2021

1,500.00 USD Paid

Security Deposit Office G

TERMS & CONDITIONS | COMMERCIAL OFFICE LEASE AGREEMENT

BETWEEN:

Incubator Space LLC of [                     ]

Telephone:                    (the “Landlord”)

OF THE FIRST PART

- AND -

New Incubator Space LLC Member of Cobot Rental Platform

See Cobot Member Account for Tenant Information

(the “Tenant”)

OF THE SECOND PART

IN CONSIDERATION OF the Landlord leasing certain premises to the Tenant, the Tenant leasing those premises from the Landlord and the mutual benefits and obligations set forth in this Lease, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties to this Lease (the “Parties”) agree as follows:

Definitions

1. When used in this Lease, the following expressions will have the meanings indicated:

2. “Additional Rent” means all amounts payable by the Tenant under this Lease except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease;

3. “Building” means the Lands together with all buildings, improvements, equipment, fixtures, property and facilities from time to time thereon, as from time to time altered, expanded or reduced by the Landlord in its sole discretion;

4. “Cobot” refers to the rental platform used by Incubator Space to create, sign, manage and invoice tenants for rent and other services.

5. “Common Areas and Facilities” mean:

a. those portions of the Building areas, buildings, improvements, facilities, utilities, equipment and installations in or forming part of the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building including, without limitation, exterior weather walls, roofs, entrances and exits, parking areas, driveways, loading docks and area, storage, mechanical and electrical rooms, areas above and below leasable premises and not included within leasable premises, security and alarm equipment, grassed and landscaped areas, retaining walls and maintenance, cleaning and operating equipment serving the Building; and

b. those lands, areas, buildings, improvements, facilities, utilities, equipment and installations which serve or are for the useful benefit of the Building, the tenants of the Building or the Landlord and those having business with them, whether or not located within, adjacent to or near the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities;

c. “Lands” means the land legally described as: Single Office unit within the Incubator Space LLC suite 110 at 3535 Executive Terminal Drive.;

d. “Leasable Area” means with respect to any rentable premises, the area expressed in square feet of all floor space including floor space of mezzanines, if any, determined, calculated and certified by the Landlord and measured from the exterior face of all exterior walls, doors and windows, including walls, doors and windows separating the rentable premises from enclosed Common Areas and Facilities, if any, and from the center line of all interior walls separating the rentable premises from adjoining rentable premises. There will be no deduction or exclusion for any space occupied by or used for columns, ducts or other structural elements;

e. “Premises” means the office space at 110, 3535 Executive Terminal Drive, Henderson, NV, 89052.

f. “Rent” means the total of Base Rent and Additional Rent.

Intent of Lease

6. It is the intent of this Lease and agreed to by the Parties to this Lease that rent for this Lease will be on a gross rent basis meaning the Tenant will pay the Base Rent and any Additional Rent and the Landlord will be responsible for all other service charges related to the Premises and the operation of the Building save as specifically provided in this Lease to the contrary.

Leased Premises

7. The Landlord agrees to rent to the Tenant the office space municipally described as a single office unit in the Incubator Space suite 110, at 3535 Executive Terminal Drive, Henderson, NV, 89052, (the “Premises”). The Premises will be used for only the following permitted use (the “Permitted Use”): Business and general personal work. Neither the Premises nor any part of the Premises will be used at any time during the Term by Tenant for any purpose other than the Permitted Use.

8. No pets or animals are allowed to be kept in or about the Premises or in any common areas in the building containing the Premises without the prior written permission of the Landlord. Upon thirty (30) days notice, the Landlord may revoke any consent previously given under this clause.

9. Subject to the provisions of this Lease, the Tenant is entitled to the use of parking (the ‘Parking’) on or about the Premises. Only properly insured motor vehicles may be parked in the Tenant’s space.

Term

10. The term of the Lease is a periodic tenancy commencing at 12:00 noon on the day agreed upon by both Tenant and Landlord, and continuing on a month-to-month basis until the Landlord or the Tenant terminates the tenancy (the “Term”).

Rent

11. Subject to the provisions of this Lease, the Tenant will pay a base rent of [refer to cobot plan agreement], payable per month, for the Premises (the “Base Rent”).

12. The Tenant will pay the Base Rent on or before the First of each and every month of the Term to the Landlord.

13. The Tenant will be charged an additional amount of 5.00% of the Base Rent for any late payment of Base Rent.

14. For any rent review negotiation, the basic rent will be calculated as being the higher of the Base Rent payable immediately before the date of review and the Open Market Rent on the date of review.

Use and Occupation

15. The Tenant will use and occupy the Premises only for the Permitted Use and for no other purpose whatsoever. The Tenant will carry on business under the name of [Refer to Cobot Member Profile Business Name] and will not change such name without the prior written consent of the Landlord, such consent not to be unreasonably withheld. The Tenant will open the whole of the Premises for business to the public fully fixtured, stocked and staffed on the date of commencement of the term and throughout the term, will continuously occupy and utilize the entire Premises in the active conduct of its business in a reputable manner on such days and during such hours of business as may be determined from time to time by the Landlord.

16. The Tenant covenants that the Tenant will carry on and conduct its business from time to time carried on upon the Premises in such manner as to comply with all statutes, bylaws, rules and regulations of any federal, provincial, municipal or other competent authority and will not do anything on or in the Premises in contravention of any of them.

Security Deposit

17. On execution of this Lease, the Tenant will pay the Landlord a security deposit equal to the amount equal to one months rent (the “Security Deposit”) to be held by the Landlord without interest. The Landlord will return the Security Deposit to the Tenant at the end of this tenancy, less such deductions as provided in this Lease but no deduction will be made for damage due to reasonable wear and tear.

18. The Tenant may not use the Security Deposit as payment for the Rent.

19. Within 2 weeks after the termination of this tenancy, the Landlord will deliver or mail the Security Deposit less any proper deductions or with further demand for payment to whichever place the Tenant may advise.

Quiet Enjoyment

20. The Landlord covenants that on paying the Rent and performing the covenants contained in this Lease, the Tenant will peacefully and quietly have, hold, and enjoy the Premises for the agreed term.

Distress

21. If and whenever the Tenant is in default in payment of any money, whether hereby expressly reserved or deemed as rent, or any part of the rent, the Landlord may, without notice or any form of legal process, enter upon the Premises and seize, remove and sell the Tenant’s goods, chattels and equipment from the Premises or seize, remove and sell any goods, chattels and equipment at any place to which the Tenant or any other person may have removed them, in the same manner as if they had remained and been distrained upon the Premises, all notwithstanding any rule of law or equity to the contrary, and the Tenant hereby waives and renounces the benefit of any present or future statute or law limiting or eliminating the Landlord’s right of distress.

22. If the Tenant continues to occupy the Premises without the written consent of the Landlord at the expiration or other termination of the term, then the Tenant will be a tenant at will and will pay to the Landlord, as liquidated damages and not as rent, an amount equal to twice the Base Rent plus any Additional Rent during the period of such occupancy, accruing from day to day and adjusted pro rata accordingly, and subject always to all the other provisions of this Lease insofar as they are applicable to a tenancy at will and a tenancy from month to month or from year to year will not be created by implication of law; provided that nothing in this clause contained will preclude the Landlord from taking action for recovery of possession of the Premises.

Landlord Chattels

23. The Landlord agrees to supply and the Tenant agrees to use and maintain in reasonable condition, normal wear and tear excepted, the following chattels:

a. All furniture and decorations unless otherwise requested.

Tenant Improvements

24. The Tenant will obtain written permission from the Landlord before doing any of the following:

a. painting, wallpapering, redecorating or in any way significantly altering the appearance of the Premises;

b. removing or adding walls, or performing any structural alterations;

c. changing the amount of heat or power normally used on the Premises as well as installing additional electrical wiring or heating units;

d. subject to this Lease, placing or exposing or allowing to be placed or exposed anywhere inside or outside the Premises any placard, notice or sign for advertising or any other purpose;

e. affixing to or erecting upon or near the Premises any radio or TV antenna or tower, or satellite dish; or

f. installing or affixing upon or near the Premises any plan, equipment, machinery or apparatus without the Landlord’s prior consent.

Tenant Chattels

25. The Tenant agrees to supply the following chattels:

26. If wanted, tenant can provide their own furniture and/or decorations. Any major large furniture or artwork additions must be approved by Incubator Space.

Utilities and Other Costs

27. The Landlord is responsible for the payment of the following utilities and other charges in relation to the Premises: electricity, natural gas, water, sewer and Internet.

Abandonment

28. If at any time during the Term, the Tenant abandons the Premises or any part of the Premises, the Landlord may, at its option, enter the Premises by any means without being liable for any prosecution for such entering, and without becoming liable to the Tenant for damages or for any payment of any kind whatever, and may, at the Landlord’s discretion, as agent for the Tenant, relet the Premises, or any part of the Premises, for the whole or any part of the then unexpired term, and may receive and collect all rent payable by virtue of such reletting, and, at the Landlord’s option, hold the Tenant liable for any difference between the Rent that would have been payable under this Lease during the balance of the unexpired term, if this Lease had continued in force, and the net rent for such period realized by the Landlord by means of the reletting. If the Landlord’s right of reentry is exercised following abandonment of the premises by the Tenant, then the Landlord may consider any personal property belonging to the Tenant and left on the Premises to also have been abandoned, in which case the Landlord may dispose of all such personal property in any manner the Landlord will deem proper and is relieved of all liability for doing so.

Attorney Fees

29. All costs, expenses and expenditures including and without limitation, complete legal costs incurred by the Landlord on a solicitor/client basis as a result of unlawful detainer of the Premises, the recovery of any rent due under the Lease, or any breach by the Tenant of any other condition contained in the Lease, will forthwith upon demand be paid by the Tenant as Additional Rent. All rents including the Base Rent and Additional Rent will bear interest at the rate of Twelve (12%) per cent per annum from the due date until paid.

Governing Law

30. It is the intention of the Parties to this Lease that the tenancy created by this Lease and the performance under this Lease, and all suits and special proceedings under this Lease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the State of Nevada, without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

31. If there is a conflict between any provision of this Lease and the applicable legislation of the State of Nevada (the ’Act’), the Act will prevail and such provisions of the Lease will be amended or deleted as necessary in order to comply with the Act. Further, any provisions that are required by the Act are incorporated into this Lease.

Assignment and Subletting

32. The Tenant will not assign this Lease, or sublet or grant any concession or license to use the Premises or any part of the Premises. An assignment, subletting, concession, or license, whether by operation of law or otherwise, will be void and will, at Landlord’s option, terminate this Lease.

33. Bulk Sale

34. No bulk sale of goods and assets of the Tenant may take place without first obtaining the written consent of the Landlord, which consent will not be unreasonably withheld so long as the Tenant and the Purchaser are able to provide the Landlord with assurances, in a form satisfactory to the Landlord, that the Tenant’s obligations in this Lease will continue to be performed and respected, in the manner satisfactory to the Landlord, after completion of the said bulk sale.

Care and Use of Premises

35. The Tenant will promptly notify the Landlord of any damage, or of any situation that may significantly interfere with the normal use of the Premises or to any furnishings or other property supplied by the Landlord

36. Vehicles which the Landlord reasonably considers unsightly, noisy, dangerous, improperly insured, inoperable or unlicensed are not permitted in the Tenant’s parking stall(s), and such vehicles may be towed away at the Tenant’s expense. Parking facilities are provided at the Tenant’s own risk. The Tenant is required to park in only the space allotted to them.

37. The Tenant will not make (or allow to be made) any noise or nuisance which, in the reasonable opinion of the Landlord, disturbs the comfort or convenience of other tenants.

38. The Tenant will not engage in any illegal trade or activity on or about the Premises.

39. The Landlord and Tenant will comply with standards of health, sanitation, fire, housing and safety as required by law.

Surrender of Premises

40. At the expiration of the lease term, the Tenant will quit and surrender the Premises in as good a state and condition as they were at the commencement of this Lease, reasonable use and wear and damages by the elements excepted.

Hazardous Materials

41. The Tenant will not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire on the Premises or that might be considered hazardous by any responsible insurance company.

Rules and Regulations

42. The Tenant will obey all rules and regulations posted by the Landlord regarding the use and care of the Building, parking lot and other common facilities that are provided for the use of the Tenant in and around the Building on the Premises.

General Provisions

43. Any waiver by the Landlord of any failure by the Tenant to perform or observe the provisions of this Lease will not operate as a waiver of the Landlord’s rights under this Lease in respect of any subsequent defaults, breaches or nonperformance and will not defeat or affect in any way the Landlord’s rights in respect of any subsequent default or breach.

44. This Lease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Lease. All covenants are to be construed as conditions of this Lease.

45. All sums payable by the Tenant to the Landlord pursuant to any provision of this Lease will be deemed to be Additional Rent and will be recoverable by the Landlord as rental arrears.

46. Where there is more than one Tenant executing this Lease, all Tenants are jointly and severally liable for each other’s acts, omissions and liabilities pursuant to this Lease.

47. Time is of the essence in this Lease.

48. This Lease will constitute the entire agreement between the Landlord and the Tenant. Any prior understanding or representation of any kind preceding the date of this Lease will not be binding on either party to this Lease except to the extent incorporated in this Lease. In particular, no warranties of the Landlord not expressed in this Lease are to be implied.

IN WITNESS WHEREOF the Parties to this Lease have duly affixed their signatures by clicking the Accept to Terms & Conditions checkbox on the Cobot/Incubator Space rental platform.

Approved at: 11 Oct 2021 12:23PM

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